SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2012 (June 5, 2012)

GENSPERA, INC.

(Exact name of registrant as specified in Charter)

Delaware	0001421204	20-0438951
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

(Address of Principal Executive Offices)

210-479-8112

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On June 5, 2012, GenSpera, Inc. (“Company”) received the written consents from stockholders holding 12,164,649 shares of common stock (or 55.73% of the 21,828,723 shares entitled to vote), to conditionally permit (but not require) the Company to amend its Certificate of Incorporation, as amended, to (i) effect a reverse stock split of the Company’s common stock by a ratio of not more than one-for-three, with the exact ratio to be set by the Company’s Board of Directors, in its sole discretion (“Reverse Stock Split”), and (ii) to increase the number of authorized shares of the Company’s capital stock to 180,000,000 shares, of which 150,000,000 shares will be designated common stock and 30,000,000 shares will be designated as blank check preferred stock (“Authorized Stock Increase”). As a condition to effecting the Reverse Stock Split and Authorized Stock Increase the Company must complete a registered offering of its securities along with the simultaneous listing of the Company’s common stock on the NASDAQ Capital Market. Notwithstanding the forgoing, there can be no assurance that the Company will complete a registered offering or that Company’s common stock will become listed on the NASDAQ Capital Market.

Notwithstanding receipt of stockholder approval of the Reverse Stock Split and the Authorized Stock Increase, and the satisfaction of the conditions as stated above, the Board of Directors reserves the right, without further action by the stockholders, to elect not to proceed with the Reverse Stock Split and/or the Authorized Stock Increase if, at any time prior to the filing of a Certificate of Amendment for the Reverse Stock Split and/or Authorized Stock Increase, the Board of Directors, in its sole discretion, determines that it is no longer in the Company’s best interest and the best interests of the Company’s stockholders to proceed with the Reverse Stock Split and/or Authorized Stock Increase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Issuer has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2012

GenSpera, Inc.

By:	/s/ Craig Dionne
Craig Dionne Chief Executive Officer